Exhibit 99.2

400 OSER AVENUE HAUPPAUGE NEW YORK 11788 TEL. 631-231-0333

September 12, 2018

Dear Stockholders:

QAR Industries, Inc. (“QAR”), a stockholder of TSR, Inc. (“TSR” or the “Company”), filed a letter dated August 27, 2018 to the Board of Directors of TSR (the “Board”) with the United States Securities and Exchange Commission on Form 13D/A on August 28, 2018. The Board also received a letter dated August 31, 2018 from TSR’s stockholder, Fintech Consulting LLC (“Fintech”), a copy of which TSR has filed with its Current Report on Form 8-K dated September 12, 2018. In those letters, both QAR and Fintech requested certain information relating to recent Board actions, including its approval of the (1) increase in the number of Board members from five to seven and the appointment of certain new board members, (2) amended and restated employment agreement entered into between TSR and me dated and effective August 9, 2018 (the “New Employment Agreement”), (3) amendment to TSR’s bylaws and (4) stockholders rights agreement (“Rights Agreement”). QAR also made inquiries concerning the Maintenance of Confidence and Non-Compete Agreement that TSR entered into with me on August 9, 2018 in connection with the New Employment Agreement (the “2018 Covenants Agreement”). By letter dated this same date that was furnished by TSR with its Current Report on Form 8-K dated September 12, 2018, Raymond Roel, the Chairman of the Board’s Compensation Committee and an independent member of the Board, has responded to the inquiries pertaining to the New Employment Agreement and 2018 Covenants Agreement. In my capacity as Chairman of the Board, I am writing to reply to QAR’s and Fintech’s queries regarding the changes in the Board, amendment to the by-laws and Rights Agreement.

Board of Directors

On July 9, 2018, the Board created and established a special committee of the Board comprised of independent directors (the “Special Committee”) to review the request submitted on behalf of Mr. and Mrs. Joseph Hughes that the Board pursue a sale of the Company and in the context of that review to consider and evaluate strategic alternatives (“Strategic Alternatives”) available to the Company, including, without limitation: (i) potential opportunities for a sale of the Company by way of merger, consolidation, sale of equity securities (including the Company’s outstanding Common Stock), sale of all or substantially all of the Company’s assets, or other strategic transactions; (ii) recapitalization of the Company; (iii) the sale or exchange of the shares of Common Stock held by Mr. Hughes and Mrs. Hughes in a transaction involving the Company; or (iv) remaining independent and continuing to execute the Company’s business plans on a standalone basis. The Special Committee was also tasked to review, consider and evaluate, for purposes of advising the full Board, whether any of the potential Strategic Alternatives were in the best interests of the Company’s stockholders.

It should be noted that on July 9, 2018, Mr. James Hill resigned as a director of the Company. Mr. Eric Stein was identified as a candidate to serve on the Board. Mr. Stein’s background and experience were reviewed and he was interviewed by the Board’s Nominating Committee. The Nominating Committee recommended to the Board that Mr. Stein be appointed to the Board to fill the vacancy created by Mr. Hill’s resignation. On July 17, 2018, the Board approved the appointment of Mr. Stein to the Board.

The Board voted to approve an increase in the number of directors on the Board from five to seven based on its determination that an increase in the size of the Board and the appointment of qualified individuals having relevant background and experience (including experience in mergers and acquisitions) to the newly created directorships was both necessary and appropriate to better address the various issues then confronting and currently confronting the Board (including Mr. and Mrs. Joseph Hughes’ suggestion that the Board pursue a sale of the Company), and would be in the best interest of the stockholders.

Given the anticipated increase in, and nature of the activities the Board would be overseeing, efforts were made to find suitable candidates in the event the Board approved an increase in the number of its members. Discussions were held during the month of July with several potential candidates, including Messrs. Pennacchio and Kelly, for a position on the Board. Following those discussions, I discussed the potential candidates with the Chair of the Board’s Nominating Committee. On July 27, 2018, the Nominating Committee reviewed the qualifications and experience of Messrs. Pennacchio and Kelly. The Nominating Committee determined that each of them had the skills, experience and expertise to serve on the Board. The Nominating Committee’s recommendations were presented to the remaining directors following the Nominating Committee meeting, and the Board voted in favor of the appointment of Mr. Pennacchio to the Board and Mr. Kelly to the Board and as an independent director to serve on the Board’s Nominating, Audit, Compensation and Special Committees.

The Company disclosed these appointments pursuant to the Rules promulgated by the SEC, which do not require an issuer to include the biographical information described in Item 401(e) of Regulation S-K in a Form 8-K that discloses the appointment of a new director. Furthermore, the disclosure is consistent with the Company’s past practices, see the disclosures regarding the appointments of Eric M. Stein and Regina Dowd. Detailed biographical information for Mr. Pennacchio, Mr. Kelly and Mr. Stein will be provided in the Company’s proxy statement for the Company’s 2018 Annual Meeting of Stockholders, as well as discussion of their experience, qualifications, attributes and skills that led the Board to conclude that they should serve as members of the Company’s Board of Directors.

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Amendment to By-Laws and Approval of the Rights Agreement

The Board’s approval and adoption of the amendment to TSR’s By-Laws relating to special meetings of the Company’s stockholders was recommended to the Board by the Special Committee of the Board. In considering the proposed amendment to the By-Laws, the Board considered the Special Committee’s determination that the amendment was necessary and appropriate to ensure that the Board has an appropriate period of time to respond in an informed and meaningful manner to stockholder concerns.

In the context of the Board’s review, consideration and approval of the Rights Agreement, the Board concluded that the Rights Agreement was in the best interest of the Company and its stockholders in order to afford the Special Committee the opportunity to serve the purpose for which it was formed, and to allow the Board sufficient time to properly exercise its fiduciary duties in connection with a potential transaction involving the Company. The Board’s approval and adoption of the Rights Agreement was recommended by the Special Committee of the Board.

It is not TSR’s practice to provide copies of the proceedings of the Board and its committees or details of such proceedings, and TSR has determined not to deviate from that practice in this instance. In connection with adoption of the amendment to the By-laws and Rights Agreement, TSR provided the disclosures required by the Securities and Exchange Commission (the “SEC”) in TSR’s Current Report on Form 8-K dated August 27, 2018, which was filed with the SEC on August 28, 2018 and amended by Amendment No. 1 on Form 8-K/A filed with the SEC on August 31, 2018.

As always, the Board’s recent actions were taken based on its determination that they were in our stockholders best interests. We thank the stockholders for their interest in the Company and look forward to seeing you at our 2018 Annual Meeting of Stockholders.

/s/ Christopher Hughes

Christopher Hughes,
Chairman of the Board

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